As filed with the Securities and Exchange Commission on July 18, 2018

Registration No. 33-48108

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAILORED BRANDS, INC.

(Exact name of registrant as specified in its charter)

Texas	47-4908760
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

6380 Rogerdale Road
Houston, Texas	77072
(Address of Principal Executive Offices)	(Zip Code)

The Men’s Wearhouse, Inc.

1992 Non-Employee Director Stock Option Plan

(Full title of the plan)

Jack P. Calandra

6380 Rogerdale Road

Houston, Texas 77072

(Name and address of agent for service)

(281) 776-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a
		smaller reporting company)	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Registration No. 33-48108) filed on May 26, 1992 (the “Registration Statement”), pertaining to the shares of Tailored Brands, Inc. (the “Company”) common stock, par value $0.01 per share, to be issued pursuant to The Men’s Wearhouse, Inc. 1992 Non-Employee Director Stock Option Plan.  As a result of the adoption of a new holding company organizational structure, on February 1, 2016, the Company (as successor registrant to The Men’s Wearhouse, Inc.) filed a Post-Effective Amendment to reflect the Company’s adoption of the Registration Statement as its own for all purposes of the Securities Act and the Exchange Act.  Pursuant to the undertaking in Part II Item 9 of the Registration Statement, the undersigned Registrant hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement which remain unsold, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 2 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 18, 2018.

TAILORED BRANDS, INC.

By:	/s/ JACK P. CALANDRA
Jack P. Calandra
Executive Vice President, Chief Financial Officer and Treasurer